Exhibit 99.2

AMENDMENT NO. 1

TO THE
5% CONVERTIBLE UNSECURED PROMISSORY NOTE DUE MAY 26, 2017
OF
AMERI HOLDINGS, INC.

THIS AMENDMENT NO. 1 to the 5% CONVERTIBLE UNSECURED PROMISSORY NOTE DUE MAY 26, 2017 OF AMERI HOLDINGS, INC., dated as of May 12, 2016, is made by and between Ameri Holdings, Inc., a Delaware corporation (the "Company"), and Lone Star Value Investors, LP, a Delaware limited partnership (the "Holder").

WHEREAS, on May 26, 2015, the Company issued to the Holder a 5% Convertible Unsecured Promissory Note Due May 26, 2017, as amended (the "Note"); and

WHEREAS, the Company and the Holder wish to amend the Note as provided herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            The Maturity Date of the Note, defined as May 26, 2017 in the first paragraph of the Note, is hereby amended and shall be defined as May 26, 2019.

2.            A new Section 6(i) is inserted at the end of the Note as follows:

"(i)            The Company hereby grants the Holder the right to designate up to four directors for appointment and/or election to the Board of Directors of the Company at any time on or prior to the Maturity Date.  Prior to the Maturity Date, the Board of Directors of the Company shall have no more than nine directors at any time.  In order to accommodate Holder's director designees, if any, the Board of Directors shall maintain such number of vacancies that together with the number of Holder designees to the Board of Directors of the Company equals four.  Following the appointment of any Holder director designee to the Board of Directors, the Company will include such director on the slate of nominees recommended by the Board in the Company's subsequent definitive proxy statements and on its proxy cards relating to the annual meeting for which the subsequent definitive proxy statements are to be filed through the Maturity Date."

3.            A new Event of Default, subsection 3(a)(vii) of the Note, is inserted at the end of the first sentence of Section 3(a) immediately following subsection 3(a)(vi) as follows:

"or (vii) the failure by the Company to comply in any way with the agreements and covenants contained in Section 6(i) below at any time."

All other terms and conditions of the Note shall remain in full force and effect without modification.

[Signature Page Follows]

This Amendment No. 1 to the 5% Convertible Unsecured Promissory Note Due May 26, 2017 has been duly executed on the date hereinabove set forth.

AMERI HOLDINGS, INC.

By:	/s/ Giri Devanur
	Name:	Giri Devanur
	Title:	President and Chief Executive Officer

LONE STAR VALUE INVESTORS, LP

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Manager